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                  FORM OF OPINION OF MORRISON & FOERSTER LLP


                                 ________, 1997



Progenitor, Inc.
1507 Chambers Road
Columbus, Ohio 43212

    Re: Merger among Progenitor, Inc., MG Merger Sub Corp. and Mercator Genetics, Inc.

Ladies and Gentlemen:

    We have acted as counsel to Progenitor, Inc. in connection with the Registration Statement on Form S-4 (the "Registration Statement") of Progenitor, Inc., a Delaware corporation ("Progenitor"), which includes the Proxy Statement/Prospectus of Progenitor and Mercator Genetics, Inc., a Delaware corporation ("MGI"). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Proxy Statement/Prospectus. We hereby confirm that, assuming the due receipt of certificates of Progenitor, MGI and certain MGI shareholders, as described under the caption "THE REORGANIZATION--CERTAIN FEDERAL INCOME TAX CONSEQUENCES," in the Proxy Statement/Prospectus, the discussion under the caption "THE REORGANIZATION--CERTAIN FEDERAL INCOME TAX CONSEQUENCES," in the Proxy Statement/Prospectus, subject to the limitations, qualifications and conditions stated in such discussion, expresses our opinion as to the material United States federal income tax consequences to Progenitor, MGI and the shareholders of MGI if the Merger is effected according to the terms of the Agreement.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "THE REORGANIZATION--CERTAIN FEDERAL INCOME TAX CONSEQUENCES," in the Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                  Very truly yours,